Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BEAR STATE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

ARKANSAS	71-0785261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 SOUTH SHACKLEFORD ROAD, SUITE 401 LITTLE ROCK, ARKANSAS	72211
(Address of Principal Executive Offices)	(Zip Code)

BEAR STATE FINANCIAL, INC. EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN
(Full title of the plan)

Sherri Billings Senior Executive Vice President and Chief Financial Officer Bear State Financial, Inc. 900 South Shackleford Rd., Suite 401 Little Rock, Arkansas 72211
(Name and address of agent for service)

501-975-6033
(Telephone number, including area code, of agent for service)

With a copy to:

David McDaniel

Kutak Rock LLP

124 West Capitol Ave., Suite 2000

Little Rock, Arkansas 72201

501-975-3000

_____________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, $0.01 par value	100,000 shares	$9.16	$916,000	$106.16

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the shares of the registrant’s Common Stock as reported on the NASDAQ Stock Market on April 13, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            The document(s) containing the information required in Part I of Form S-8 will be sent or given to employees participating in the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan (the “Plan”), as specified by Rule 428(b)(1) promulgated under the Securities Act.  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Bear State Financial, Inc. (the “Company”) with the Commission are incorporated by reference herein:

(a)

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 10, 2017 (including portions of the Company’s Definitive Proxy Statement for the 2017 Annual Meeting of Shareholders incorporated therein by reference);

(b)	The Plan’s annual report on Form 11-K for the fiscal year ended December 31, 2015, filed with the Commission on June 27, 2016;

(c)

The Company’s current reports on Form 8-K filed on January 18, 2017, January 19, 2017 (not including the current report on Form 8-K as of this date furnishing information under Item 2.02 and Exhibit 99.1 thereto), January 24, 2017, February 21, 2017 and April 19, 2017; and

(d)

The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A/A filed with the Commission on August 22, 2011, and any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 4-27-850 of the Arkansas Business Corporation Act (“ABCA”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 4-27-850 of the ABCA provides that, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him.

Section 4-27-850 of the ABCA provides that expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 4-27-850 of the ABCA also affords a corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these capacities.

Pursuant to Section 4-27-202 of the ABCA, the Company’s articles of incorporation provide that the Company’s directors will not be personally liable to the Company or its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 4-27-833 of the ABCA, which makes directors liable for unlawful dividends or unlawful distributions, (d) for transactions from which directors derive improper personal benefit or (e) for any action, omission, transaction, or breach of a director’s duty creating any third-party liability to any person or entity other than the corporation or shareholder.

Article VII of the Company’s bylaws provides as follows:

SECTION 1. (a)          The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)          The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the district court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the district court or such other court shall deem proper.

(c)          To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d)          Any indemnification under subsections (a) or (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by a vote of the majority of the shares held by shareholders entitled to vote on such matter.

(e)          Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article.

(f)          The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)          The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article.

(h)          The powers and duties of the corporation to indemnify any person under this Article shall apply with equal force whether an action, suit or proceeding is threatened or commenced in the State of Arkansas or outside the State.

In addition, the Company maintains a directors’ and officers’ liability insurance policy.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See attached Exhibit Index following the signature page, which is incorporated herein by reference. The Company has submitted the Plan, as amended and restated to date, to the Internal Revenue Service (“IRS”) and will make all changes required by the IRS in order to qualify the Plan.

Item 9.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on April 19, 2017.

BEAR STATE FINANCIAL, INC.

By:	/s/ Matt Machen
Name:	Matt Machen
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Matt Machen and Sherri Billings, and each of them severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Matt Machen	President and Chief Executive Officer (Principal Executive Officer)	April 19, 2017
Matt Machen

/s/ Sherri Billings	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 19, 2017
Sherri Billings

/s/ Jeri Pritchett	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 19, 2017
Jeri Pritchett

/s/ Richard N. Massey	Director and Chairman	April 19, 2017
Richard N. Massey

/s/ W. Dabbs Cavin	Director and Vice Chairman	April 19, 2017
W. Dabbs Cavin

/s/ Daniel C. Horton	Director	April 19, 2017
Daniel C. Horton

/s/ Frank L. Conner	Director	April 19, 2017
Frank L. Conner

/s/ G. Brock Gearhart	Director	April 19, 2017
G. Brock Gearhart

/s/ O. Fitzgerald Hill	Director	April 19, 2017
O. Fitzgerald Hill

/s/ Ian R. Vaughan	Director	April 19, 2017
Ian R. Vaughan

/s/ John J. Ghirardelli	Director	April 19, 2017
John J. Ghirardelli

/s/ William J. Changose	Director	April 19, 2017
William J. Changose

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on April 19, 2017.

BEAR STATE FINANCIAL, INC. EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN

By: /s/ Matt Machen Matt Machen President and Chief Executive Officer Bear State Financial, Inc.

By: /s/ Sherri Billings Sherri Billings Senior Executive Vice President and Chief Financial Officer Bear State Financial, Inc.

EXHIBIT INDEX

Number	Description

4.1	Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan.

23.1	Consent of BKD, LLP.

23.2	Consent of Frost, PLLC

24.1	Power of Attorney (included on signature page of the Registration Statement).